PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.myirwinbank.com
-------------------

                                IBT Bancorp, Inc.
   Announces Operating Results for the Third Quarter Ended September 30, 2003


Irwin, Pennsylvania, October 23, 2003: IBT Bancorp, Inc., (the "Company"), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three and nine months ended September 30, 2003. The Company's net income for the three months ended September 30, 2003 increased $270,000 to $2,562,000, or $ .85 per diluted earnings per share, from $2,292,000, or $ .77 per diluted earnings per share, for the comparable 2002 quarter. Net income for the nine months ended September 30, 2003 increased $782,000 to $7,647,000 or $2.57 per diluted earnings per share, from $6,865,000 or $2.29 per diluted earnings per share.

President and CEO Charles G. Urtin stated, "Controlling margin compression continues to be our primary focus in maintaining earnings growth. We are pleased with our results for the third quarter and for the year to date. We continue to be committed to the communities we serve. Our Greensburg office is on schedule for a November opening. A new deposit product, "Maximum Checking" was introduced on October 20, 2003. We are confident it will provide existing customers with more service and convenience as well as attract new customers."

Total assets of the Company increased $32,646,000 to $616,681,000 at September 30, 2003 as compared to $584,035,000 at December 31, 2002. Total loans reached $410,335,000 at September 30, 2003 from $359,872,000 at December 31, 2002, an increase of $50,463,000 or 14.02%. Securities available for sale decreased to $163,206,000 at September 30, 2003 as compared to $186,718,000 at December 31,
2002. The securities available for sale proceeds are being used to fund the strong loan demand and to meet future loan demands. Total deposits reached $476,260,000 at September 30, 2003 as compared to total deposits of $468,257,000 at December 31, 2002. The increase in total deposits of $8,003,000 was primarily the result of increases in non-interest bearing checking accounts.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, five branch offices, a loan center, and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on AMEX under the symbol "IRW". For more information please visit www.myirwinbank.com.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)


                                                                  September 30,      December 31,
                                                                -------------------------------------
                                                                       2003              2002
                                                                -------------------------------------
Total Assets                                                     $       616,681    $      584,035
Securities available for sale                                    $       163,206    $      186,718
Total loans, net                                                 $       410,335    $      359,872
Total liabilities                                                $       557,630    $      527,884
Interest bearing deposits                                        $       392,088    $      393,918
Non-interest bearing deposits                                    $        84,172    $       74,339
FHLB advances                                                    $        55,498    $       40,000
Shareholders' equity                                             $        59,050    $       56,151


                                       Three Months Ended                   Nine Months Ended
                                                             September 30,
                               ---------------------------------------------------------------------
                                   2003               2002                2003              2002
                               -----------          ---------            ----------        ----------
Interest Income                $   8,382                8,523              25,214            25,075
Interest Expense                   2,737                3,234               8,536             9,603
                               ---------            ---------           ---------         ---------
   Net interest income             5,645                5,289              16,678            15,472
Provision for loan losses            150                  300                 450               800
                               ---------            ---------           ---------         ---------
Net interest income after
     provision for loan losses     5,495                4,989              16,228            14,672
Non-interest income                1,582                1,308               4,709             3,897
Non-interest expense               3,582                3,171              10,573             9,285
                               ---------            ---------           ---------         ---------
Income before income taxes         3,495                3,126              10,364             9,284
Income tax expense                   933                  834               2,717             2,419
                               ---------            ---------           ---------         ---------

Net income                     $   2,562            $   2,292           $   7,647         $   6,865
                               =========            =========           =========         =========

Per Share Data:

Basic earnings per share       $   0.86             $    0.77           $    2.57         $    2.30
Diluted earnings per share     $   0.85             $    0.77           $    2.57         $    2.29
Dividends per share            $   0.35             $    0.30           $    1.05         $    0.90

Selected Ratios (annualized):

Return on Average Assets           1.67%                 1.62%               1.69%             1.67%
Return on Average Equity          17.19%                17.08%              17.57%            17.79%
Net Interest Spread                3.44%                 3.38%               3.42%             3.40%
Net Interest Margin                3.89%                 3.94%               3.88%             3.98%




                                                                    September 30,    December 31,
                                                                -------------------------------------
                                                                        2003              2002
                                                                -------------------------------------

Additional Per Share Data:

Shares Outstanding                                                      2,977,655         2,977,655
Book Value per Share                                                   $    19.83        $    18.86
